SCHEDULE 14A
                     SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant     [ ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12

Name of Registrant as Specified in Its Charter:

Genesis Health Ventures, Inc.

Name of Person(s) Filing Proxy Statement:

Service Employees International Union

Payment of Filing Fee (check the appropriate box)

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.

                   PRELIMINARY PROXY STATEMENT

SHAREHOLDER SOLICITATION FOR PROPOSAL TO DECLASSIFY THE BOARD OF
                     GENESIS HEALTH VENTURES

Date sent to shareholders [est]:
January 22, 1999

ANNUAL STOCKHOLDERS MEETING
Genesis Health Ventures, Inc.
February [date], 1999
101 East State Street
Kennett Square, PA 19348

Service Employees International Union
1313 L Street
Washington, D.C. 20005
Tel. (202) 898-3237
Fax (202) 898-3309

Dear Fellow Genesis Shareholder:

     We are sponsoring a shareholder proposal to declassify the Company's board of directors: that is, have all directors stand for election annually.

     We believe the Company's poor performance calls for corporate governance reform designed to promote shareholder value and increase management accountability. Expanding the role of shareholders in the governance of the corporation is especially important in light of the Company's disappointing results:

          Over the last year the price of the Company's shares has declined approximately 70%, reaching a five year low of $7 per share on December 22, 1998.

          The Company's financial performance has substantially deteriorated over the past year. Over the four quarters ending on September 30, 1998, net loss to the Company totaled $25.9 million, compared with net income of $47.5 million for the previous four quarters.

          The Company's standing in the credit markets has deteriorated. On November 3, 1998, Standard & Poor's placed the Company on CreditWatch with negative implications. According to the Company's most recent filing on Form 10-K, the Company renegotiated with its bank lenders to make the financial covenants for certain loans less restrictive and increased the interest rates applying to certain loans on December 15, 1998.

We will make the following proposal at the shareholders meeting:

     RESOLVED: The shareholders of Genesis Health Ventures, Inc. ("Company") urge the Board of Directors to take the necessary steps, in compliance with state law, to declassify the Board of Directors so that all directors are elected annually. The declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

     Genesis Health Ventures' board is divided into three classes of directors serving staggered three-year terms. This means that an individual director faces elections only once every three years, and shareholders only vote on roughly one-third of the board each year.

     The election of corporate directors is a primary avenue in the American corporate governance system for shareholders to influence corporate affairs and assure accountability of management for the Company's financial performance. We believe staggering of director terms prevents shareholders from annually registering their views effectively on the performance of the board and each director.

     There is no reason to be concerned that annual election of all directors would leave our Company without experienced Board members: this could happen only if a majority of shareholders were convinced that retaining present board members would be harmful to the company.

     We believe of greater concern is that staggered elections insulate Board members and senior executives from the consequences of poor performance by denying shareholders the opportunity to quickly replace a Board pursuing failed policies.

     Whether or not you believe the current Board and management team is performing satisfactorily, we believe it is in your best interest as a shareholder to be able to take definitive action if the Board fails to realize the full potential of the Company.

     Declassification of boards has become increasingly popular with shareholders in recent years. In 1998, a majority of shareholders at Eastman Kodak, Bristol-Myers Squibb, Bausch & Lomb and Federated Stores (among other companies) voted in favor of proposals asking management to repeal the classified board. Stockholders also voted overwhelmingly in favor of a company-sponsored resolution to declassify the board of directors at Columbia/HCA Healthcare Corporation.

     Allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is, in our view, one of the best methods to insure the Company will be managed in the best interests of the shareholders.

     We urge you to vote FOR this proposal.

VOTING PROCEDURE AND VOTING RIGHTS

     We asked management to include this proposal in its upcoming proxy statement and proxy card, but do not know whether it will do so. Our card (enclosed) grants us no discretionary authority to vote on matters not listed. If you sign the enclosed card but do not direct us how to vote, we will vote FOR the declassification proposal, [management proposals] and FOR the election of all nominated directors.

     Approval of our proposal requires an affirmative vote of a majority of shares voted, but is non-binding. We incorporate by reference management's discussion in its proxy statement (pp. __) of voting rights and procedures.

     ** You may vote on the proxy card enclosed herewith if you are the "record holder" of the stock (meaning that your stock is held in your own name). Most shareholders are not actually "record holders" but instead hold through their broker, bank, or another nominee -- which then has the responsibility of voting clients' stock after obtaining instructions. Contact the record holder of your stock for more information about how to vote for our proposal. [**All paragraphs marked with ** will be omitted in solicitations sent through ADP, brokers, or other nominees.]

     We will keep all proxy cards we receive confidential until the meeting, unless ordered otherwise by a court or agency. You can readily change your vote if you have already voted. A proxy can be revoked at any time prior to its being counted at the meeting by (1) executing a later dated proxy card; (2) appearing at the meeting to vote, or (3) delivering the proxyholder or the Company's secretary written notice of revocation prior to the date of the meeting. The Company's offices are at 101 East State Street, Kennett Square PA 19348; telephone 610-444-6350. Only holders of record of shares of Common and preferred Stock as of the close of business on December [record date], 1998 will be entitled to vote.

SOLICITATION

     The participants in this solicitation are the Service Employees International Union ("SEIU") and its staff. SEIU beneficially owns [number of] shares of company common stock. We expect to spend about $5,000 on the solicitation. Solicitation will be done by phone, fax, letter and personal interview by our staff and regular consultants, for which they will receive no
added compensation.   Local unions affiliated with SEIU represent
Company employees at 35 facilities. SEIU locals regularly engage in negotiations for contracts covering such facilities and currently are doing so for 9 facilities. SEIU also regularly engages in organizing activity at Company facilities. We intend to solicit holders of a majority of the Company's voting stock. The proxyholders named on our card are SEIU staff.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS/EXECUTIVE
COMPENSATION/ELECTION OF DIRECTORS

     We incorporate herein by reference the information contained on these subjects in management's 1999 proxy statement.

PROPOSALS FOR FUTURE MEETINGS

     The deadline for submitting such proposals for inclusion in the Company's proxy statement for the 2000 annual meeting will be [date], 1999.

PLEASE VOTE FOR THE PROPOSAL TO DECLASSIFY THE BOARD OF
DIRECTORS.

**IF YOU ARE A RECORD OWNER (I.E., YOU DO NOT OWN THROUGH A
BROKER, BANK OR OTHER NOMINEE), PLEASE RETURN THE ENCLOSED PROXY
CARD TO:
Service Employees International Union
1313 L St. NW
Washington, DC 20005
Fax 202-898-3309

PROXY
SOLICITED BY SEIU for ANNUAL MEETING OF GENESIS HEALTH VENTURES
SHAREHOLDERS
February [date ], 1999

**FOR USE BY SHAREHOLDERS OF RECORD ONLY; DO NOT USE IF YOU OWN
THROUGH A BROKER, BANK OR OTHER NOMINEE (CONTACT US FOR HELP IN
GETTING A CARD FROM THEM)

The undersigned shareholder hereby appoints _______proxies with full power of substitution to vote for the undersigned at Genesis Health Ventures' 1999 annual meeting, and at any adjournments thereof, on the matters set forth in the Proxy Statement. The undersigned hereby directs this proxy be voted in accordance with the instructions herein and grants no discretionary authority.
If not marked otherwise, this proxy will be voted FOR all proposals below and FOR the election of all nominated directors.

I. ELECTION OF DIRECTORS:
Nominees: ___________

[  ] FOR all nominees except __________

[  ] WITHHOLD AUTHORITY for all nominees

II. PROPOSALS TO BE VOTED ON BY SHAREHOLDERS

A   DECLASSIFICATION OF BOARD OF DIRECTORS (ANNUAL ELECTION OF
ALL DIRECTORS)

    FOR [   ]   AGAINST [   ]   ABSTAIN [  ]

We recommend a vote FOR

B  [Company Proposal]

FOR  [  ]     AGAINST [  ]    ABSTAIN [   ]

C  [Company Proposal]

FOR  [  ]     AGAINST [  ]    ABSTAIN [   ]


PLEASE DATE, SIGN AND PROMPTLY MAIL IN THE SELF-ADDRESSED
ENVELOPE.  PERSONS SIGNING IN REPRESENTATIVE CAPACITY SHOULD
INDICATE AS SUCH.  IF SHARES ARE HELD JOINTLY, BOTH OWNERS SHOULD
SIGN.

SIGNATURE ________________________________   DATE ___________

PRINT NAME ________________________________

ADDRESS _____________________________________________________

___________________      ___________    __________________
ACCOUNT NO./SSN          # OF SHARES    TEL. NO./FAX NO.